Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	Analyst Inquiries	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 10, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES AGREEMENTS

TO ACQUIRE RITZ-CARLTON LAGUNA NIGUEL AND TO

SELL MARRIOTT RANCHO LAS PALMAS RESORT

Chicago, IL – May 10, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the company has signed an agreement to acquire the Ritz-Carlton Laguna Niguel from Strategic Hotel Capital, L.L.C. for a purchase price of $330.0 million plus assumed debt of approximately $8.5 million. The acquisition, which is expected to close in July, remains subject to customary closing conditions.

The Ritz-Carlton Laguna Niguel, a 393-room luxury resort in Dana Point, California, sits upon 18 acres perched atop a bluff overlooking the Pacific Ocean. The hotel recently completed a $40.0 million repositioning including the renovation of all guestrooms and lobby areas, a new ocean view restaurant, and the development of a 6,500 square foot spa and 2,500 square foot fitness center. The resort contains 25,600 square feet of executive meeting space, 54,000 square feet of outdoor meeting space, five premium food and beverage outlets, and full beach access.

The company forecasts a period of ramp-up during the next twelve months after the renovation and estimates that the property will contribute between $11.0 million and $12.0 million of EBITDA in the last six months of 2006, and between $23.0 million and $24.0 million in the first twelve months of ownership.

Additionally, the company entered into an agreement with KSL RLP Holdings, LLC, an affiliate of KSL Capital Partners, LLC, to sell the Marriott Rancho Las Palmas Resort & Spa in Rancho Mirage, California, for $56.0 million, or $126,000 per room.

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The 444-room property was projected to contribute approximately $3.0 million in EBITDA in 2006, resulting in an 18.7x EBITDA multiple on the sale. The transaction, subject to customary closing conditions, is anticipated to close in July.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 18 properties with an aggregate of 8,463 rooms. For further information, please visit the company's website at http://www.strategichotels.com/

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the "Company"). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.